Exhibit 10.1
EXECUTIVE AGREEMENT, dated as of July 17, 2012 (this “Agreement”), among OLIN CORPORATION, a Virginia corporation (“Olin”), K.A. STEEL CHEMICALS INC., a Delaware corporation (the “Company” and, together with Olin, “Employer”), and ROBERT F. STEEL (“Executive”).
WHEREAS, in connection with the transactions (the “Transactions”) contemplated by the Stock Purchase Agreement among Olin, the Company, the stockholders of the Company and Executive, as seller representative, dated as of July 17, 2012 (the “Purchase Agreement”), and subject to the terms and conditions of the Purchase Agreement, the Company will become a wholly owned subsidiary of Olin as of the closing of the Transactions (the “Closing”) and will be operated as a division of Olin;
WHEREAS, following the Closing, Employer desires to employ Executive;
WHEREAS, as an inducement to Olin to enter into the Purchase Agreement, Executive has agreed to provide services to, and enter into this Agreement, with Employer, effective as of the Closing (the “Effective Time”); and
WHEREAS, Executive acknowledges and agrees that the obligations of Executive pursuant to this Agreement, including pursuant to Sections 8 and 9, are an essential part of the economic terms of the Purchase Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:
SECTION 1.Definitions. As used in this Agreement:
(a)“Board” means the Board of Directors of Olin.
(b)“Cause” means (i) the willful and continued failure of Executive to substantially perform Executive’s duties (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or injury); (ii) the willful engaging by Executive in gross misconduct significantly and demonstrably financially injurious to Employer; (iii) a willful breach by Executive of Employer’s Code of Business Conduct; or (iv) willful misconduct by Executive in the course of Executive’s employment which is a felony or fraud.  No act or failure to act on the part of Executive will be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of Employer or not opposed to the interests of Employer and unless the act or failure to act has not been cured by Executive within 30 days after written notice to Executive specifying the nature of such violations.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without 30 days’ advance written notice to Executive setting forth the reasons for Employer’s intention to terminate for Cause (such notice, a “Notice of Termination”). If, at the end of the 30-day cure period, the act or omission that constitutes Cause has not been remedied, Executive’s employment shall automatically terminate for Cause.

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(c)“Competitor” means any corporation, partnership, sole proprietorship, person, entity or business involved in the manufacturing or distribution of caustic soda and/or bleach that is in competition with Employer at any time during the Term or the Non-Compete Term (as defined in Section 8(a) below).
(d)“Disability” means that Executive has been determined “disabled” and eligible to receive benefits under Employer’s group long-term disability plan as in effect from time to time. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated due to Disability without being given a Notice of Termination.
(e)“Good Reason” means, without the written consent of Executive, (i) material diminution of Executive’s job responsibilities as such responsibilities exist pursuant to this Agreement as of the Effective Time; (ii) the material reduction in Executive’s Base Salary as of the Effective Time; (iii) the geographic relocation of Executive’s principal place of employment greater than fifty (50) miles from such location as of the Effective Time; or (iv) material breach by the Employer of this Agreement. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless Executive provides written notice to Employer of the specific event or condition that Executive believes constitutes Good Reason no later than thirty (30) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and, provided that, if there exists an event or condition that constitutes Good Reason, Employer shall have thirty (30) days (the “Cure Period”) from the date such notice is received to cure such event or condition and, if Employer does so, such event or condition shall not constitute Good Reason hereunder. If, at the end of the Cure Period, the event or condition that constitutes Good Reason has not been remedied, Executive will be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the Cure Period. If Executive does not terminate employment during such 30-day period, Executive shall not be permitted to terminate employment for Good Reason as a result of such event or condition.
(f)“Resignation for Good Reason” means the termination of Executive’s employment by Executive for Good Reason. For purposes solely of clarification, it is understood that (x) if, in connection with the spinoff of an Olin business or Olin’s assets as a separate public company to Olin’s shareholders, Executive accepts employment with, and becomes employed at, the spunoff company or its affiliate, the termination of Executive’s employment with Employer shall not be considered a “Resignation for Good Reason” for purposes of this Agreement and (y) except as provided in Section 6(d)(ii), in connection with the sale of an Olin business or assets to a third party or the transfer or sale of an Olin business or Olin’s assets to a joint venture to be owned directly or indirectly by Olin with one or more third parties, if Executive accepts employment with, and becomes employed by, such buyer or its affiliate or such joint venture or its affiliate in connection with such transaction, such cessation of employment with Employer shall not be considered a “Resignation for Good Reason” for purposes of this Agreement.
(g)“Termination Without Cause” means the termination of Executive’s employment by Employer other than for Cause and other than due to Executive’s death or Disability.  For purposes solely of clarification, it is understood that (x) if, in connection with the spinoff of an Olin business or Olin’s assets as a separate public company to Olin’s shareholders,

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Executive accepts employment with, and becomes employed at, the spunoff company or its affiliate, the termination of Executive’s employment with Employer shall not be considered a “Termination Without Cause” for purposes of this Agreement and (y) except as provided in Section 6(d)(ii), in connection with the sale of an Olin business or assets to a third party or the transfer or sale of an Olin business or Olin’s assets to a joint venture to be owned directly or indirectly by Olin with one or more third parties, if Executive accepts employment with, and becomes employed by, such buyer or its affiliate or such joint venture or its affiliate in connection with such transaction, such cessation of employment with Employer shall not be considered a “Termination Without Cause” for purposes of this Agreement.
SECTION 2.Term. Employer agrees to employ Executive, and Executive agrees to remain in the employ of Employer, subject to the terms and conditions of this Agreement, for the period commencing as of the Effective Time and ending on the second anniversary thereof (such period, the “Term”), unless such employment is earlier terminated in accordance with this Agreement; provided, however, that if the Purchase Agreement is terminated prior to the Closing, this Agreement shall be null and void ab initio. The Term shall automatically expire on the last day of the Term without notice by any party hereto to the other. Unless the parties otherwise agree in writing, continuation of Executive’s employment with Employer following the expiration of the Term shall be deemed an employment “at-will” and shall not be deemed to extend any provisions of this Agreement, and Executive’s employment may thereafter be terminated at will by either Executive or Employer, provided that Sections 8 and 9 shall survive any termination or expiration of this Agreement or Executive’s termination of employment hereunder.
SECTION 3.Position; Reporting; Executive’s Duties. (a) Position; Reporting. During the Term, Executive shall serve as President, Company, and Vice President, Olin. Executive shall report directly to the Senior Vice President, Operations, Olin (currently John McIntosh).
(b)    Duties. During the Term, Executive shall devote Executive’s full time efforts during normal business hours to Employer’s business and affairs, except during vacation periods in accordance with Employer’s vacation policy and periods of illness or incapacity or other authorized leaves of absence.  Nothing in this Agreement will preclude Executive from devoting reasonable periods required for service as a director or a member of any organization involving no conflict of interest with Employer’s interest, provided that no additional position as director or member shall be accepted by Executive during the period of Executive’s employment with Employer without its prior consent.
SECTION 4.Compensation and Benefits. (a) Base Salary. During the Term, Executive shall be paid an annual base salary of $350,000 (“Base Salary”). The Base Salary shall be payable in accordance with the Employer’s regular payroll practices as then in effect. During the Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Compensation Committee of the Board (the “Compensation Committee”), but in no event shall Employer pay Executive a Base Salary less than that set forth above during the Term.

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(b)    Bonus. During the Term, Executive shall have an opportunity to earn a performance-based annual cash incentive (“ICP”) for each fiscal year targeted at $150,000 (the “ICP Standard”) and with a maximum of up to 200% of the ICP Standard (the “ICP Maximum”), provided that, with respect to any fiscal year in which Executive is employed by Employer during the Term for less than the entire fiscal year, the ICP Standard shall be pro-rated to reflect the number of calendar months during the fiscal year during which Executive was employed by Employer and the ICP Maximum payable with respect to Executive’s period of employment during such fiscal year shall be based on such pro-rated ICP Standard. The ICP shall be determined based 75% on financial metrics and 25% on non-financial metrics and such metrics shall be separately communicated by Employer to Executive within ninety (90) days following the commencement of the applicable performance period, provided that, with respect to the 2012 fiscal year, such metrics shall be communicated within ninety (90) days following the Effective Time. The aggregate amount of any ICP actually payable to Executive hereunder, if any, shall be determined by the Compensation Committee in its reasonable discretion in accordance with the established performance metrics and the terms of Olin’s Senior Management Incentive Compensation Plan, as it may be amended from time to time (or any successor plan thereto), as soon as practicable following such time as audited consolidated financial statements of Olin are available for the applicable fiscal year, and shall be paid as soon as reasonably practicable thereafter but no later than the 15th day of the third month following the applicable fiscal year end.
(c)    Equity. As soon as practicable following the Effective Time, subject to approval by the Compensation Committee, Executive will receive 100,000 performance-based restricted stock units (the “Performance RSUs”) pursuant to an individual award agreement in substantially the form attached hereto as Exhibit A. Subject to the terms and conditions of the individual award agreement, the Performance RSUs will vest on the second anniversary of the Effective Time, provided that (x) Executive is employed by Employer or one of their subsidiaries on such date and (y) the performance goals, as determined by the Compensation Committee and communicated to the Executive within 90 days following the Effective Time, have been attained. The performance goals applicable to the Performance RSUs shall be based on achieving at least $30 million in synergies (based on achieved synergies on an annualized “run-rate” basis) within the following categories (i) additional bleach sales, (ii) improvement in customer mix, (iii) incremental sales of KOH and HCl through optimizing use of the Company’s existing infrastructure, (iv) re-optimization of freight across the caustic volumes of Employer and (v) reductions in sales and general administrative costs, insurance costs and headcount. For the avoidance of doubt, except as set forth in Section 6(a)(v), if Executive’s employment terminates prior to the second anniversary of the Effective Time, the Performance RSUs shall be forfeited.
(d)    Benefits. During the Term, Executive shall be eligible to participate in the group benefit plans and programs of Employer that are generally available to other employees of Employer with comparable positions to Executive, subject to the terms and conditions of such plans and programs.
(e)    Reimbursement of Expenses. During the Term, Employer shall reimburse Executive for all reasonable expenses incurred by Executive in the performance of Executive’s duties hereunder that comply with the applicable policies of Employer, including the presentation of appropriate statements of such expenses.

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SECTION 5.Termination of Employment During the Term. (a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. Executive’s death shall not affect any of Executive’s rights resulting from a Termination Without Cause or Resignation for Good Reason prior to death. Employer may terminate Executive’s employment for Disability.
(b)    Cause or Without Cause. Employer may terminate Executive’s employment for Cause in accordance with the provisions of Section 1(b) or without Cause.
(c)    Voluntary Resignation. Executive may terminate his employment other than for Good Reason at any time upon at least 30 days’ advance written notice to Employer.
(d)    Resignation for Good Reason. Executive may terminate his employment for Good Reason in accordance with the provisions of Section 1(e).
(e)    Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by Employer for Cause or due to Disability, the date specified in the Notice of Termination, (ii) in the event of a Termination Without Cause, the Date of Termination shall be the date specified by Employer at the time it notified Executive of such termination, (iii) if Executive’s employment is terminated by reason of death, the date of Executive’s death, (iv) if Executive’s employment is terminated by him for any reason (including a Resignation for Good Reason), the 30th day following delivery of Executive’s notice to Employer of his resignation in accordance with Section 5(c) or 5(d), subject to Executive’s continued performance of duties through such 30th day (or, in Employer’s sole discretion, such earlier date as selected by Employer, provided that Employer continues to pay or provide to Executive the compensation and benefits specified under Section 4 through such 30th day) and (v) if Executive becomes employed by a New Employer (as defined in Section 6(d)(ii)) and has a Termination Without Cause or Resignation for Good Reason with the New Employer in accordance with Section 6(d)(ii), the Date of Termination shall be the date of cessation of employment with the New Employer.
SECTION 6.Obligations of Employer Upon Termination. Following any termination of Executive’s employment hereunder, Executive shall not be otherwise compensated for the loss of employment or the loss of any rights or benefits under this Agreement, except as provided below:
(a)    Termination Without Cause or Resignation for Good Reason. In the event of a Termination Without Cause or Resignation for Good Reason during the Term, subject to the effectiveness of Executive’s execution of a general release of claims against Employer and its affiliates in the form attached hereto as Exhibit B no later than 54 days after the Date of Termination (as described in Section 7):
(i) Employer shall continue to pay to Executive the Base Salary (as in effect on the Date of Termination) for the remainder of the Term (the “Continuation Period”) in equal installments in accordance with Employer’s normal payroll practices, commencing with the first regular payroll following the date on which the general release of claims becomes effective and irrevocable as described in Section 7, provided that, for the

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avoidance of doubt, such equal installments shall be calculated based on the Base Salary payable from the Date of Termination through the remainder of the Term;
(ii) Employer shall pay to Executive the ICP Standard (as in effect on the Date of Termination) Executive would have had the opportunity to receive if Executive had remained employed during the Continuation Period, to the extent not previously paid, on April 30th of the year following the calendar year to which the ICP relates, provided that, if (A) Executive was reasonably expected by Olin to be a “covered employee” (within the meaning of Section 162(m) of the Code) for the taxable year of Olin in which the Date of Termination occurs and (B) the ICP Standard that Executive would have been eligible to receive for such year was originally intended by Olin to satisfy the performance-based exception under Section 162(m) of the Code (without regard to any entitlement to payment upon termination of employment), the reference above to Executive’s ICP Standard shall be replaced by (1) $150,000 in the event the Date of Termination occurs prior to the first anniversary of the Effective Time and (2) the product of (x) Executive’s Base Salary as of the Date of Termination and (y) a fraction, the numerator of which is Executive’s ICP Standard for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs and the denominator of which is Executive’s Base Salary for such fiscal year, in the event the Date of Termination occurs on or after the first anniversary of the Effective Time;
(iii) during the 12-month period following the Date of Termination, or, in the case of medical plans, until Executive becomes eligible for comparable coverage under the medical health plans of a successor employer, if earlier, Employer shall (A) if benefits under Employer’s medical and dental benefit plans, or materially equivalent plans maintained by Employer in replacement thereof (the “Health Plans”) will not be taxable to Executive, continue to provide coverage at Employer’s expense under the Health Plans, or (B) if benefits under the Health Plans will be taxable to Executive, reimburse Executive’s premiums for continued coverage under the Health Plans in the amount of the cost of such coverage, in either case for the Executive and Executive’s dependents at the level provided to Executive immediately prior to the Date of Termination;
(iv) Executive shall continue to receive retirement contributions during the Continuation Period under Employer’s qualified and non-qualified defined contribution plans for which Executive was eligible as of the Date of Termination based on the aggregate amount payable pursuant to Sections 6(a)(i) and (ii). Such contributions shall be applied to Employer’s qualified defined contribution plan to the extent permitted under then-applicable law, otherwise such contributions shall be applied to Employer’s non-qualified defined contribution plan, if applicable. Payments under such non-qualified plan shall be due at the times and in the manner payments are due Executive under such non-qualified plan, it being understood that Executive shall be permitted to receive payments from Employer’s plan (assuming Executive otherwise qualifies to receive such payments, is permitted to do so under the applicable plan terms and elects to do so), during the Continuation Period;
(v)     Olin shall treat all outstanding equity awards held by Executive in accordance with the terms of the applicable equity plan and individual award agreements

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evidencing such awards, provided that the Performance RSUs granted pursuant to Section 4(c) shall become vested and nonforfeitable as of the Date of Termination on a pro rata basis based on the extent to which the performance goals applicable to the Performance RSUs have been achieved as of the last completed month preceding the Date of Termination as certified by the Compensation Committee. Such vested Performance RSUs shall be settled no later than 60 days following the Date of Termination. To illustrate the foregoing, the Compensation Committee would certify the amount of synergies that had been achieved from the Effective Time until the end of the month preceding the Termination Without Cause or Resignation for Good Reason, as applicable (such amount to be calculated based on such achieved synergies on an annualized “run-rate” basis), and would calculate a percentage the numerator of which is such amount and the denominator of which is the total synergy performance goal (i.e., $30 million). Executive would then be entitled to have vested and made nonforfeitable as of the Date of Termination the product of the number of Performance RSUs multiplied by such percentage. For example, if synergies of $15 million had been achieved (based on such achieved synergies on an annualized “run-rate” basis) as of the end of the month preceding the Termination Without Cause or Resignation for Good Reason, as applicable, then Executive would have vested and made nonforfeitable 50% of the total number of Performance RSUs (i.e., 50,000 restricted stock units), and the remainder would be forfeited; and
(vi)    to the extent not theretofore paid or provided, Employer shall pay to Executive the Base Salary through the Date of Termination and any accrued and unused vacation through the Date of Termination and Employer shall pay or provide any other amounts or benefits required to be paid or provided or that Executive is eligible to receive pursuant to the terms and conditions of the employee benefit plans and programs of Employer and its affiliates through the Date of Termination at the time such payments are due (if any) (such payments and benefits shall be hereinafter referred to as the “Accrued Benefits”)
; provided, however, that, if, at any time during the Continuation Period, Executive fails to comply in any material respect with Executive’s obligations under Section 8 or 9, Employer shall no longer be required to provide the payments and benefits specified in this Section 6(a).
(b)    Cause; Voluntary Resignation. If, during the Term, Executive’s employment shall be terminated for Cause or Executive terminates his employment other than due to Executive’s death or Disability or a Resignation for Good Reason, Employer shall pay to Executive the Accrued Benefits. Subject to the last sentence of Section 2, this Agreement shall terminate on the Date of Termination.
(c)    Death or Disability. If, during the Term, Executive’s employment shall be terminated due to death or Disability, Executive, or in the event of Executive’s death, Executive’s heirs, if any, shall be entitled to payment of the Accrued Benefits and any other benefits as provided under the applicable death or disability benefit programs of Employer (if any).

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(d)    Adjustments to Severance. (i) Notwithstanding Section 6(a), if on the Date of Termination, Executive is eligible and is receiving payments under any then-existing disability plan of Employer or its subsidiaries and affiliates, then Executive agrees that all payments under such disability plan may, and will be, suspended and offset (subject to applicable law) during the Continuation Period.  If, after such period, Executive remains eligible to receive disability payments, then such payments shall resume in the amounts and in accordance with the provisions of the applicable disability plan of Employer or its subsidiaries and affiliates.
(ii)    In the event Executive, in connection with a spinoff or sale of an Olin business or Olin assets to a third party or the transfer of an Olin business or Olin assets to a joint venture which would be owned directly or indirectly by Olin with one or more third parties, ceases to be employed by Employer and with Employer’s consent becomes employed by the buyer or its affiliate or the joint venture or its affiliate (a “New Employer”) prior to the second anniversary of the Effective Time, Executive shall be entitled to the benefits provided under Sections 6(a)(i) and (ii) (determined as if Executive incurred a Termination Without Cause or Resignation for Good Reason, as applicable, as of cessation of employment with the New Employer) (subject to Sections 6(d)(i) and 6(e)), if Executive has a Termination Without Cause or Resignation for Good Reason from the New Employer (with the New Employer being substituted for Employer in Section 1(f) or 1(g), as applicable) prior to the second anniversary of the Effective Time.  Subject to Section 22(d), any cash compensation amounts paid under this Section 6(d)(ii) shall be reduced by any severance, job transition or employment termination payments Executive receives in cash from the New Employer in connection with the Termination Without Cause or Resignation for Good Reason, as applicable, provided that no such reduction shall be made that violates the requirements of Treas. Reg. Section 1.409A-3(f).
(e)    Other Severance Benefits. Executive may not cumulate the benefits provided under this Agreement with any severance or similar benefits (“Other Severance Benefits”) that Executive may be entitled to by agreement with Employer or under applicable law in connection with the termination of Executive’s employment.  Subject to Section 22(b) and the requirements of Treas. Reg. Section 1.409A-3(f), to the extent that Executive receives any Other Severance Benefits, then the payments and benefits payable hereunder to Executive shall be reduced by a like amount.  To the extent Employer is required to provide payments or benefits to Executive under the Worker Adjustment and Retraining Notification Act (or any state, local or foreign law relating to severance or dismissal benefits), the benefits payable hereunder shall be first applied to satisfy such obligation.
SECTION 7.    Release. Executive shall not be entitled to receive any of the payments or benefits set forth in Section 6 unless Executive executes a Release (substantially in the form of Exhibit A hereto) in favor of Employer and others set forth in Exhibit A relating to all claims or liabilities of any kind relating to Executive’s employment with Employer or an affiliate and the termination of such employment, and, on or prior to the 54th day following the Date of Termination, such Release becomes effective and irrevocable in accordance with the terms thereof.

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SECTION 8.    Restrictive Covenants. (a) As an inducement to Olin to enter into the Purchase Agreement and to Employer to make this offer of employment and provide the payments and benefits to Executive hereunder, Executive acknowledges and agrees that, in the event of Executive’s termination of employment for any reason (including expiration of the Term), Executive agrees to comply with the restrictions set forth in Section 8(b) for a two-year period from the date the Executive ceases to be employed by Employer and its subsidiaries for any reason (including expiration of the Term) (such date, the “Separation Date” and such two-year period, the Non-Compete Term”).
(b)    Executive acknowledges and agrees that Executive shall not during the Non-Compete Term, directly or indirectly: (i) anywhere in North America, Central America or South America, render services for any Competitor as a principal, agent, employee, employer, consultant, co-partner or otherwise, or in any other individual or representative capacity, that is substantially similar to, or the same as, those services Executive provided to Employer, provided that Executive shall be free to purchase as an investment or otherwise, stock or other securities of such corporation, partnership, sole proprietorship, person, entity or business so long as such investment does not represent (x) in the case of stock or securities that are not listed upon a recognized securities exchange, a greater than 1% equity interest in such corporation, partnership, sole proprietorship, person, entity or business or (y) in the case of stock or securities that are listed upon a recognized securities exchange, a greater than 5% equity interest in such corporation, partnership, sole proprietorship, person, entity or business; or (ii) for Executive or for any other person, corporation, partnership, sole proprietorship, entity or business: (A) employ or attempt to employ any employee or former employee of Employer who was employed by Employer as of the Separation Date or within six months prior to the Separation Date; (B) on behalf of any Competitor, call on or solicit any of the actual or targeted prospective clients of Employer; or (C) make known the names and addresses of such clients or any information relating in any manner to Employer’s trade or business relationships with such clients.
(c)    Executive acknowledges and agrees (whether or not Executive is subject to the restrictions set forth in Section 8(b)) not to disclose, either while in Employer’s employ or at any time thereafter, to any person not employed by Employer, or not engaged to render services to Employer, any confidential information obtained by Executive while in the employ of Employer, including trade secrets, know-how, improvements, discoveries, designs, customer and supplier lists, business plans and strategies, forecasts, budgets, cost information, formulae, processes, manufacturing equipment, compositions, computer programs, data bases and tapes and films relating to the business of Employer and its subsidiaries and affiliates (including majority-owned companies of such subsidiaries and affiliates); provided, however, that this provision shall not preclude Executive from disclosing information (i) known generally to the public (other than pursuant to Executive’s act or omission) or (ii) to the extent required by law or court order. Executive also agrees that upon leaving Employer’s employ Executive will not take with Executive, without the prior written consent of an officer authorized to act in the matter by the Board, any drawing, blueprint, specification or other document of Employer, its subsidiaries or affiliates, which is of a confidential nature relating to Employer, its subsidiaries or affiliates, including relating to its or their methods of distribution, or any description of any formulae or secret processes.

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(d)    Executive acknowledges and agrees (whether or not Executive is subject to the restrictions set forth in Section 8(b)) not to make, either while in Employer’s employ or at any time thereafter, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning Employer or its subsidiaries or affiliates, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders; provided, however, that nothing herein shall prohibit Executive from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).
(e)    Executive acknowledges and agrees that (i) the restrictive covenants contained in this Section 8 are reasonably necessary to protect the legitimate business interests of Employer, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind, (ii) Executive’s full, uninhibited and faithful observance of each of the covenants contained in this Section 8 will not cause Executive any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair Executive’s ability to obtain employment commensurate with Executive’s abilities and on terms fully acceptable to Executive or otherwise to obtain income required for the comfortable support of Executive and Executive’s family and the satisfaction of the needs of Executive’s creditors and (iii) the restrictions contained in this Section 8 are intended to be, and shall be, for the benefit of and shall be enforceable by, Employer’s successors and permitted assigns.
(f)    Executive acknowledges and agrees that any violation of the provisions of Section 8 would cause Employer irreparable damage and that if Executive breaches or threatens to breach such provisions, Employer shall be entitled, in addition to any other rights and remedies Employer may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages and without being required to post bond.
SECTION 9.    Cooperation. Executive acknowledges and agrees (whether or not Executive is subject to the restrictions set forth in Section 8(b)) to provide reasonable cooperation, either while in Employer’s employ or at any time thereafter, to Employer and its affiliates in connection with any pending or future lawsuit, arbitration, or proceeding between Employer and/or any affiliate and any third party, any pending or future regulatory or governmental inquiry or investigation concerning Employer and/or any affiliate and any other legal, internal or business matters of or concerning Employer and/or any affiliate that relates to events occurring during Executive’s employment with Employer or any of its affiliates other than a suit between Executive, on the one hand, and Employer or its affiliates, on the other hand. Such cooperation shall include meeting with and providing information to Employer, any affiliate and/or their respective attorneys, auditors or other representatives as reasonably requested by Employer. Employer shall reimburse any reasonable legal fees and related expenses Executive incurs in order to comply with this Section 9.
SECTION 10.    Entire Agreement. This instrument (including all Exhibits attached hereto), together with the Purchase Agreement, contains the entire agreement of the parties with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof. In particular,

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Executive agrees and acknowledges that any previous written or oral agreement pertaining to employment between Olin or the Company and Executive shall hereby be terminated and has no further force and effect after the Effective Time. For the avoidance of doubt, the provisions of Section 8 shall not supersede the provisions of the Purchase Agreement with respect to the subject matter of Section 8, which shall remain in full force and effect in accordance with their terms.
SECTION 11.    Successors; Binding Agreement. (a)  Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, by agreement, in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.  Failure of Employer to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled to hereunder had a Termination occurred on the succession date.  As used in this Agreement, “Employer” means Employer as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.
(b)    This Agreement shall be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
SECTION 12.    Notices. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
Robert F. Steel
919 Hill Road
Winnetka, IL 60093
If to Employer:
Olin Corporation
190 Carondelet Plaza
Suite 1530
Clayton, MO 63105-3443
Attention: Corporate Secretary
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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SECTION 13.    Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia (without giving effect to its principles of conflicts of law).
SECTION 14.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.
SECTION 15.    Offset of Payments.  Except as may otherwise be expressly provided herein, nothing in this Agreement will be deemed to reduce or limit the rights which Executive may have under any employee benefit plan, policy or arrangement of Employer and its subsidiaries and affiliates.  Except as expressly provided in this Agreement or as required by law or pursuant to policies of Employer as may be in effect from time to time, and subject to Section 22(b), payments made pursuant to this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim which Employer and its subsidiaries and affiliates may have against Executive.
SECTION 16.    Withholding of Taxes.  Employer may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling, and Executive shall be obligated to pay to Employer any withholding tax payable by Employer that Employer cannot withhold from payments to Executive.
SECTION 17.    Non-assignability.  This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 8 above.  Without limiting the foregoing, Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by Executive contrary to this Section 17, Employer shall have no liability to pay any amount so attempted to be assigned or transferred.
SECTION 18.    No Employment Right.  This Agreement shall not be deemed to confer on Executive a right to continued employment with Employer.
SECTION 19.    Disputes/Arbitration.  (a)  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration at Olin’s corporate headquarters in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive’s right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.
(b)    Each party shall pay its own costs, legal, accounting and other fees and all other expenses associated with entering into and enforcing its or his rights under this Agreement; provided that Employer shall pay the full cost of the arbitration fees.

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(c)    If any payment which is due to Executive pursuant to this Agreement has not been paid within ten (10) days of the date on which such payment was due, Executive shall be entitled to receive interest thereon from the due date until paid at an annual rate of interest equal to the Prime Rate reported in the Wall Street Journal, Northeast Edition, on the last business day of the month preceding the due date, compounded annually.
SECTION 20.    Amendment. Except as specifically provided in Section 22(e), no provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing signed by Executive and Employer.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
SECTION 21.    Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the minimum extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
SECTION 22.    Section 409A of the Code. (a)  It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (collectively, hereinafter, “Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)    Neither Executive nor any of Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Employer or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Employer Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Employer Plan may not be reduced by, or offset against, any amount owing by Executive to Employer or any of its affiliates.
(c)    If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by Employer from time to time) and (ii) Employer shall make a good faith determination that an amount payable under this Agreement or under any Employer Plans constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay

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rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Employer shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period. To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of Executive’s employment, shall only be paid or provided to Executive upon his separation from service (within the meaning of Section 409A).
(d)    Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to Executive under this Agreement and any Employer Plan during any calendar year shall not affect the benefits and reimbursements to be provided to Executive under the relevant section of this Agreement or any Employer Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, such payments shall be made to Executive on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.
(e)    Notwithstanding any provision of this Agreement or any Employer Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Employer reserves the right to make amendments to any Employer Plan as Employer deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, except as specifically provided in this Agreement, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for his account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither Employer nor any of its subsidiaries and affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties. Employer makes no representations concerning the tax consequences of Executive’s participation in this Agreement under Section 409A of the Code or any other Federal, state or local tax law. Executive’s tax consequences shall depend, in part, upon the application of relevant tax law, including Section 409A, to the relevant facts and circumstances.
(f)    For purposes of Section 409A, each payment made pursuant to this Agreement will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). In addition, to the extent any payment under this Agreement is nonqualified deferred compensation (within the meaning of Section 409A) and subject to Section 409A and the period measured from the Date of Termination through the first regular payroll date following the 54-day release consideration period commences in one taxable year and ends in another, then no such payment shall be made until the second taxable year.
SECTION 23.    Survival. Except where this agreement states otherwise, the rights and obligations of Employer and Executive under the provisions of this Agreement, including Sections 8 and 9, shall survive and remain binding and enforceable, notwithstanding any termination of Executive’s employment with Employer, to the extent necessary to preserve the intended benefits of such provisions.

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SECTION 24.    Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
SECTION 25.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
SECTION 26.    Construction. As used in this Agreement, words such as “herein”, “hereinafter”, “hereby” and “hereunder”, and words of like import, refer to this Agreement, unless the context requires otherwise. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

OLIN CORPORATION

By:
Name:	Joseph D. Rupp
Its:	Chairman, President & Chief Executive Officer

K.A. STEEL CHEMICALS INC.

By:
Name:	Kenneth A. Steel, Jr.
Its:	Executive Vice President

EXECUTIVE

By:
Name:	ROBERT F. STEEL

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Exhibit A

OLIN CORPORATION

2009 Long Term Incentive Plan

Performance-Based Restricted Stock Unit Award

Performance-Based Restricted Stock Unit Certificate

This certificate certifies that the employee named below has been awarded on the date hereof the number of Performance-Based Restricted Stock Units (the “Restricted Stock Units”) shown below.

Subject to the terms and conditions of the Olin Corporation 2009 Long Term Incentive Plan and related Award Description and the rules adopted by the Committee administering such Plan, this certificate will entitle the recipient following employment through the Vesting Date, to a payment of one share of Olin Common Stock for each Restricted Stock Unit awarded, provided that the Performance Condition (as defined in the attached Award Description) is satisfied.

Employee: «PARTICIPANT»

Number of Restricted Stock Units: «SHARES»

Vesting Date: As set forth in the attached Award Description

OLINC CORPPORATION

By the Compensation Committee

_____________________________

Authorized Signature

_______________________________

Employee Signature

Dated: __________________ __, 2012

DESCRIPTION OF

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

GRANTED UNDER THE

2009 OLIN CORPORATION LONG TERM INCENTIVE PLAN

1.	Terms
The terms and conditions of these Restricted Stock Units are contained in the Award Certificate evidencing the grant of such Award, this Award Description and in the 2009 Olin Corporation Long Term Incentive Plan (the “Plan”). The Award of Restricted Stock Units is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code.

2.	Definitions
Capitalized terms used but not defined herein have the meanings specified in the Plan.

3.	Vesting and Payment

(a)
Except as otherwise provided by the Committee, the Restricted Stock Units will vest if, and only if, (i) you remain continuously employed by Olin Corporation (“Olin”) or any of its subsidiaries during the 24-calendar month period immediately following the closing of the acquisition of K.A. Steel Chemicals Inc. (“KA”) by Olin pursuant to that certain Stock Purchase Agreement (the “Purchase Agreement”) among Olin, KA, the stockholders of KA and Robert F. Steel, as seller representative, dated as of July 17, 2012 (the last day of such 24-calendar month period, the “Vesting Date”), and (ii) Olin realizes at least $30 million in synergies (based on achieved synergies on an annualized “run-rate” basis) within the following categories (A) additional bleach sales, (B) improvement in customer mix, (C) incremental sales of KOH and HCl through optimizing use of KA’s existing infrastructure, (D) re-optimization of freight across the caustic volumes of Olin and KA, and (E) reductions in sales and general administrative costs, insurance costs and head count during such 24-month period, as defined in more detail by the Committee within 90 days after the closing under the Purchase Agreement in accordance with Section 162(m) of the Code (the “Performance Condition”).

(b)
As soon as practical after the Vesting Date, the Committee shall make a determination as to whether the Performance Condition has been met. Any dispute between you and Olin regarding the Performance Condition or the Restricted Stock Units shall be resolved pursuant to the dispute resolutions provisions of the Executive Agreement among you, Olin and KA dated as of July 17, 2012 (your “Employment Agreement’), and the dispute resolution provisions of such Employment Agreement are hereby incorporated by reference.

(c)
Each vested Restricted Stock Unit shall be payable by delivery of one share of Olin Common Stock (subject to adjustment as provided in the Plan), at the time set forth in Section 3(e) below. Each Restricted Stock Unit not vested shall be forfeited.

(d)	Each outstanding Restricted Stock Unit shall accrue Dividend Equivalents (amounts equivalent to the cash dividends payable in cash), deferred in the form of cash.

Such Dividend Equivalents shall be paid only when and if the Restricted Stock Unit on which such Dividend Equivalents were accrued vests. Dividend Equivalents will accrue interest at an annual rate equal to Olin’s before tax cost of borrowing as determined from time to time by the Chief Financial Officer, the Treasurer or the Controller of the Company (or in the event there is no such borrowing, the Federal Reserve A1/P1 Composite rate for 90 day commercial paper plus 10 basis points, as determined by any such officer) or such other rate as determined from time to time by the Board or the Committee, compounded quarterly, from the date accrued to the earlier of the date paid or forfeiture. To the extent a Restricted Stock Unit does not vest or is otherwise forfeited, any accrued and unpaid Dividend Equivalents (and any interest on such Dividend Equivalents) shall be forfeited.

(e)
The total number of Restricted Stock Units (and Dividend Equivalents and related interest) that vest pursuant to Section 3(a) above shall be paid on or as soon as administratively feasible after the Vesting Date, but in no event later than March 15th of the calendar year following the calendar year of the Vesting Date.

(f)	Restricted Stock Units shall carry no voting rights nor, except as specifically provided herein, be entitled to receive any dividends or other rights enjoyed by shareholders.

4.	Termination of Employment

(a)
Except as provided in Section 4(b), if your employment with the Company and its subsidiaries terminates for any reason other than a “Termination Without Cause” or a “Resignation for Good Reason”, as those terms are defined in your Employment Agreement, your Restricted Stock Units and the related Dividend Equivalents shall terminate and all your rights related thereto shall be forfeited immediately.

(b)
If there is a Termination Without Cause or a Resignation for Good Reason, in each case, prior to the Vesting Date, a portion of the Restricted Stock Units shall become vested and nonforfeitable as of the “Date of Termination” (as defined in your Employment Agreement) on a pro rata basis based on the extent to which the Performance Condition has been met as of the end of the last completed month preceding the Date of Termination, as certified by the Committee. For example, if achieved synergies (based on such achieved synergies on an annualized “run-rate” basis) as described in Section 3(a) above as of the end of the month preceding the Date of Termination are $15 million, then 50% of the total Restricted Stock Units (i.e., 50,000 Restricted Stock Units) and the related Dividend Equivalents would vest as of the Date of Termination and be non-forfeitable, and the remaining Restricted Stock Units and Dividend Equivalents would be forfeited.

5.	Tax Withholding
Olin will withhold from the payout of the Restricted Stock Units (and related Dividend Equivalents) the amount necessary to satisfy your federal, state and local withholding tax requirements.

6.    Miscellaneous
By accepting the Award of Restricted Stock Units, you agree that such Award is special compensation, and that any amount paid will not affect:

(a)	The amount of any pension under any pension or retirement plan in which you participate as an employee of Olin,

(b)	The amount of coverage under any group life insurance plan in which you participate as an employee of Olin, or

(c)	The benefits under any other benefit plan or any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.

(d)
To the extent any provision of this Award Description would subject any Participant to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that this Award will be exempt from Code Section 409A (or to the extent applicable, comply with Code Section 409A), and this Award Description shall be interpreted and construed on a basis consistent with such intent. This Award Description may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve exemption (or, if applicable, compliance) with Code Section 409A.

(e)	This provision under Section 6(e) shall apply if any right you may have pursuant to this Award is considered deferred compensation under Code Section 409A.

(i)	Notwithstanding Section 3(e), the payment made under Section 3(e) shall be paid no later than 60 days after the Vesting Date.

(ii)	Notwithstanding Section 4(b), and subject to paragraph (iii) below, the payment made under Section 4(b) shall be paid no later than 60 days after your termination.

(iii)
If you are a Specified Employee (as defined and determined under Code Section 409A) at the time you become entitled to payment under Section 4(b), then no payment which is payable upon your termination of employment as determined under Code Section 409A and not subject to an exception or exemption thereunder, shall be paid to you until the date that is six (6) months after your termination. Any such payment that would otherwise have been paid to you during this six-month period shall instead be paid to you on or as soon as administratively feasible following the date that is six (6) months after your termination, but no later than 60 days after such date. Until payment, you will continue to accrue Dividend Equivalents (and related interest) on the Restricted Stock Units as provided in Section 3(d).

(iv)
A “termination of employment”, “termination”, or “retirement” (or other similar term having a similar import) under this Award shall have the same meaning as a “separation from service” as defined in Code Section 409A.

Exhibit B

RELEASE

Pursuant to the terms of the Employment Agreement (the “Employment Agreement”) entered into on July 17, 2012, among Robert F. Steel (“Executive”), Olin Corporation (“Olin”) and K.A. Steel Chemicals Inc. (the “Company”), and in exchange for the offer of employment and payments and benefits provided under the Employment Agreement, Executive, for himself, his family, his attorneys, agents, descendants, heirs, legatees, executors, personal administrators, guardians, personal representatives, hereby releases and discharges Olin, the Company as well as all of their respective past, present and future shareholders, parents, subsidiaries, affiliates, agents, directors, officers, employees, representatives, principals, attorneys, insurers, predecessors, successors, assigns and all persons acting by, through, under or in concert with Olin or the Company and any other parent or subsidiaries (collectively referred to as the “Released Parties”), from any and all non-statutory claims, obligations, debts, liabilities, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements and damages whatsoever of every name and nature, known and unknown, which Executive ever had, or now has, against the Released Parties to the date of this Release, both in law and equity, arising out of or in any way related to Executive’s employment with Olin, the Company and their affiliates or the termination of that employment, including any claims that Executive is entitled to any compensation or benefits from any Released Party. The claims Executive releases include, but are not limited to, claims that the Released Parties:

(a)    discriminated against Executive on the basis of race, color, sex (including claims of sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, age or any other claim or right Executive may have under the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), or any other status protected by local, state or Federal laws, constitutions, regulations, ordinances or executive orders;
(b)    failed to give proper notice of this employment termination under the Worker Adjustment and Retraining Notification Act (“WARN”), or any similar state or local statute or ordinance;
(c)    violated any other Federal, state or local employment statute, such as the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Rehabilitation Act; the Occupational Safety and Health Act; and any other Federal, state or local laws relating to employment;
(d)    violated the Released Parties’ personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between Executive and any of the Released Parties;

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(e)    violated public policy or common law, including claims for personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to Executive or any member of Executive’s family and/or promissory estoppel; or
(f)    are in any way obligated for any reason to pay damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages and/or interest.
Notwithstanding the forgoing, Executive is not prohibited from making or asserting (i) any claim or right under state workers’ compensation or unemployment laws, (ii) Executive’s rights as an insured under any director’s and officer’s liability insurance policy now or previously in force or (iii) any claim or right which by law cannot be waived, including Executive’s rights to file a charge with an administrative agency or to participate in an agency investigation, including but not limited to the right to file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”). Executive waives, however, the right to recover money if any Federal, state or local government agency, including but not limited to the EEOC, pursues a claim on Executive’s behalf or on behalf of a class to which Executive may belong that arises out of or relates to Executive’s employment or severance from employment. In addition, this Release does not constitute a waiver or release of any of Executive’s rights to payments or benefits pursuant to Section 6 of the Employment Agreement or any accrued benefit under any employee benefit plan, program or arrangement of the Released Parties.
For the purpose of giving a full and complete release, Executive understands and agrees that this Release includes all claims that Executive may now have but does not know or suspect to exist in Executive’s favor against the Released Parties, and that this Release extinguishes those claims. Notwithstanding the foregoing, the waiver and release provisions set forth in this Release are not an attempt to cause Executive to waive or release rights or claims that may arise after the date this Release is executed.
Acknowledgments.
Executive affirms that Executive has fully reviewed the terms of this Release, affirms that Executive understands its terms, and states that Executive is entering into this Release knowingly, voluntarily and in full settlement of all claims which existed in the past or which currently exist, that arise out of Executive’s employment with Olin and the Company or Executive’s termination of employment.
Executive acknowledges that Executive has had at least 21 days to consider this Release thoroughly, and has been specifically advised to consult with an attorney, if Executive wishes, before signing below.
If Executive signs and returns this Release before the end of the 21-day period, Executive certifies that Executive’s acceptance of a shortened time period is knowing and voluntary, and neither Olin nor the Company improperly encouraged Executive to sign through fraud, misrepresentation, a threat to withdraw or alter the offer before the 21-day period expires, or by providing different terms to other employees who sign the release before such time period expires.

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Executive understands that Executive may revoke this Release within seven days after Executive signs it. Executive’s revocation must be in writing and submitted within such seven-day period.
If Executive does not revoke this Release within the seven-day period, it becomes effective and irrevocable on the eighth day after execution. Executive further understand that if Executive revokes this Release, Executive will not be eligible to receive the payments and benefits covered in Section 6 of the Employment Agreement.
Executive acknowledges that the waiver and release provisions set forth in this Release are in exchange for good and valuable consideration that is in addition to anything of value to which Executive was already entitled. Olin has advised Executive that it is in Executive’s best interest to consult with an attorney prior to executing this Release.

Date: ______________________            By: ________________________________
Robert F. Steel

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SCHEDULE 1

An identical Executive Agreement was executed between Olin Corporation, K.A. Steel Chemicals Inc. and Kenneth A. Steel on the same date, except that Kenneth A. Steel's title is Executive Vice President, Company and Vice President, Olin and he reports to Robert F. Steel, President, Company and Vice President, Olin.
A complete copy of this agreement will be filed upon the request of the Securities and Exchange Commission.